Exhibit 4.15

This Preferred Security is a Global Certificate within the meaning of the Trust Agreement hereinafter referred to and is registered in the name of The Depository Trust Company (the “Depository”) or a nominee of the Depository.  This Preferred Security is exchangeable for Trust Preferred Securities registered in the name of a person other than the Depository or its nominee only in the limited circumstances described in the Trust Agreement and no transfer of this Preferred Security (other than a transfer of this Preferred Security as a whole by the Depository to a nominee of the Depository or by a nominee of the Depository to the Depository or another nominee of the Depository) may be registered except in limited circumstances.

Unless this Preferred Security is presented by an authorized representative of The Depository Trust Company (55 Water Street, New York) to SVB CAPITAL II or its agent for registration of transfer, exchange or payment, and any Preferred Security issued is registered in the name of Cede & Co. or such other name as requested by an authorized representative of The Depository Trust Company and any payment hereon is made to Cede & Co., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY A PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

Certificate Number P-1	Number of Trust Preferred Securities 2,000,000

CUSIP NO. 86959H 20 1

Certificate Evidencing Trust Preferred Securities

of

SVB CAPITAL II

7% Cumulative Trust Preferred Securities,
(liquidation amount $25 per Preferred Security)

SVB CAPITAL II, a statutory trust formed under the laws of the State of Delaware (the “Trust”), hereby certifies that Cede & Co. (the “Holder”) is the registered owner of Two Million (2,000,000) Trust Preferred Securities of the Trust representing an undivided beneficial interest in the assets of the Trust and designated the SVB CAPITAL II 7% Cumulative Trust Preferred Securities, (liquidation amount $25 per Preferred Security) (the “Trust Preferred Securities”).  The Trust Preferred Securities are transferable on the books and records of the Trust, in person or by a duly authorized attorney, upon surrender of this certificate duly endorsed and in proper form for transfer as provided in Section 5.4 of the Trust Agreement (as defined below).  The designations, rights, privileges, restrictions, preferences and other terms and provisions of the Trust Preferred Securities are set forth in, and this certificate and the Trust Preferred Securities represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Amended and Restated Trust Agreement of the Trust dated as of October 30, 2003, (as the same may be amended, restated, modified or otherwise supplemented from time to time, the “Trust Agreement”) including the designation of the terms of Trust Preferred Securities as set forth therein.  The Holder is entitled to the benefits of the Guarantee Agreement entered into by Silicon Valley Bancshares, a Delaware corporation, and Wilmington Trust Company, as guarantee trustee, dated as of October 30, 2003, (the “Guarantee”), to the extent provided therein.  The Trust will furnish a copy of the Trust Agreement and the Guarantee to the Holder without charge upon written request to the Trust at its principal place of business or registered office.

Upon receipt of this certificate, the Holder is bound by the Trust Agreement and is entitled to the benefits thereunder.

This Preferred Security is not a savings account or deposit or other obligation of a bank and is not insured by the Federal Deposit Insurance Corporation, by any other governmental agency, or otherwise.

IN WITNESS WHEREOF, an Administrative Trustee of the Trust has executed this certificate this 30th day of October, 2003.

SVB CAPITAL II

By:	/s/ Paulette Mehas
Name: Paulette Mehas
Title: Administrative Trustee

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Preferred Security to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

and irrevocably appoints                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                      agent to transfer this Preferred Security Certificate on the books of the Trust.  The agent may substitute another to act for him or her.

Date:

Signature:

(Sign exactly as your name appears on the other side of this Preferred Security Certificate)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to SEC Rule 17Ad-15.